Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamresearch.com
Lam Research Corporation Announces Earnings for the Quarter Ended September 24, 2006
FREMONT, Calif., October 11, 2006—Lam Research Corporation (NASDAQ: LRCX) today announced earnings for the quarter ended September 24, 2006. Highlights for the September 2006 quarter were:

• Revenue:		$604.4	million

• Operating Margin:		32.2%

• Net Income:	U.S. GAAP:	$183.5	million	Ongoing:	$163.9	million

• Diluted EPS:	U.S. GAAP:	$1.27		Ongoing:	$1.13
Revenue for the period was $604.4 million and net income was $183.5 million, or $1.27 per diluted share, compared to revenue of $525.6 million and net income of $122.1 million, or $0.84 per diluted share for the June 2006 quarter. Ongoing net income was $163.9 million, or $1.13 per diluted share in the September 2006 quarter compared with ongoing net income of $139.0 million, or $0.96 per diluted share, for the June 2006 quarter.
Gross margin for the September 2006 quarter was $313.2 million, or 51.8 percent, compared to gross margin of $274.2 million, or 52.2 percent, for the June 2006 quarter. Operating expenses increased during the quarter to $118.3 million compared to operating expenses of $114.7 million for the June 2006 quarter, driven by increases in incentive-based and equity compensation, and investments supporting our etch market share growth and new product development for markets adjacent to etch. Equity compensation expense in the September 2006 quarter recorded in cost of goods sold and operating expenses was $1.1 million and $5.2 million, respectively.
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Lam Announces Earnings for the September 2006 Quarter	Page 2 of 7

The Company believes the presentation of ongoing results, which excludes certain special items, is useful for analyzing ongoing business trends. A table presenting a reconciliation of ongoing performance to results under U.S. GAAP is included at the end of this press release and on the Company’s web site. The September 2006 quarter ongoing presentation removes the effects of a legal judgment in favor of the Company of $15.8 million recorded in other income, net, which was previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2006, and the successful resolution of certain foreign tax matters resulting in a net tax benefit of $10.0 million. The June 2006 quarter ongoing presentation removes the effect of tax expense associated with the Company’s decision to repatriate foreign earnings of $350 million under the provisions of the American Jobs Creation Act.
New orders recorded in backlog increased 13 percent sequentially to $725 million. The geographic distribution of new orders and revenue during the September 2006 quarter is shown in the following table:

Region	New Orders	Revenue
North America	26%	15%
Europe	5%	14%
Japan	17%	18%
Korea	19%	15%
Asia Pacific	33%	38%
Cash and cash equivalents, short-term investments and restricted cash and investments balances were $1.7 billion at the end of September, and cash flows provided by operating activities were $216.6 million during the quarter. Condensed Consolidated Statements of Cash Flows are included at the end of this press release. Deferred revenue and deferred profit balances were $258.2 million and $153.1 million, respectively. At the end of the period, unshipped orders in backlog were approximately $593 million, and the anticipated future revenue value of orders shipped from backlog to Japanese customers that are not recorded as deferred revenue remained constant at approximately $74 million.
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Lam Announces Earnings for the September 2006 Quarter	Page 3 of 7

“September results reflect another quarter of strong revenue and earnings growth for Lam Research,” stated Steve Newberry, Lam Research’s president and chief executive officer. “Operating margins and income achieved record levels, and demonstrate the leverage throughout our business model. In addition, we generated record levels of cash from operations, a consequence of our focus on a disciplined approach to asset management. Clearly, these are excellent results and provide a solid foundation for future opportunities. Our customers continue to increase their reliance on Lam to deliver next-generation capability quickly and cost-effectively. Our market share continues to grow as we effectively support our rapidly growing installed base of leading edge equipment with well characterized solutions to our customers’ most critical technical challenges,” Newberry concluded.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to our business model’s ability to produce superior operating margins and income, our continuing ability to generate cash, through asset management or otherwise, our customers’ continued reliance on us, and our ability to grow market share and effectively support our installed base. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and the overall economy and our plans for reacting to those changes, changing customer demands, success of our competitors’ strategies including their development of new technologies, our ability to hire, train and retain key employees, and the success of our research and development programs. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 25, 2006, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam is a NASDAQ-100® company. The Company’s World Wide Web address is http://www.lamresearch.com.
Consolidated Financial Tables Follow
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Lam Announces Earnings for the September 2006 Quarter	Page 4 of 7

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)

	Three Months Ended
	September 24,	June 25,	September 25,
	2006	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Total revenue	$604,387	$525,596	$320,907
Cost of goods sold	291,223	251,445	164,828

Gross margin	313,164	274,151	156,079
Gross margin as a percent of revenue	51.8%	52.2%	48.6%
Research and development	61,623	60,824	51,242
Selling, general and administrative	56,708	53,921	45,155

Total operating expenses	118,331	114,745	96,397
Operating income	194,833	159,406	59,682
Operating margin as a percent of revenue	32.2%	30.3%	18.6%
Other income, net	30,348	9,398	8,488

Income before income taxes	225,181	168,804	68,170
Income tax expense	41,663	46,655	18,679

Net income	$183,518	$122,149	$49,491

Net income per share:
Basic	$1.29	$0.87	$0.36

Diluted	$1.27	$0.84	$0.35

Number of shares used in per share calculations:
Basic	141,928	141,168	136,453

Diluted	144,850	144,683	141,430

Lam Announces Earnings for the September 2006 Quarter	Page 5 of 7

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 24,	June 25,
	2006	2006
	(unaudited)	(1)
Assets:
Cash and cash equivalents	$1,031,348	$910,815
Short-term investments	233,284	139,524
Accounts receivable, net	379,869	407,347
Inventories	188,179	168,714
Other current assets	87,920	79,969

Total current assets	1,920,600	1,706,369
Property and equipment, net	56,786	49,893
Restricted cash and investments	470,038	470,038
Other assets	86,937	87,044

Total assets	$2,534,361	$2,313,344

Liabilities and stockholders’ equity:
Current liabilities	$584,244	$566,226

Long-term debt	$350,000	$350,000
Other long-term liabilities	924	969
Stockholders’ equity	1,599,193	1,396,149

Total liabilities and stockholders’ equity	$2,534,361	$2,313,344

(1)	Derived from audited financial statements.

Lam Announces Earnings for the September 2006 Quarter	Page 6 of 7

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	September 24,	June 25,	September 25,
	2006	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$183,518	$122,149	$49,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,527	5,765	6,032
Deferred income taxes	6,419	(4,936)	15,374
Equity-based compensation	6,251	5,449	5,246
Income tax benefit on equity-based compensation plans	1,872	27,786	—
Excess tax benefit on equity-based compensation plans	(1,264)	(17,805)	—
Other, net	420	1,270	1,842
Change in working capital accounts	12,884	(47,412)	(30,604)

Net cash provided by operating activities	216,627	92,266	47,381

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures and intangible assets	(12,920)	(25,939)	(4,658)
Transfer of restricted cash and investments	—	(385,000)	—
Net sales (purchases) of available-for-sale securities	(90,923)	90,296	51,598

Net cash provided by/(used for) investing activities	(103,843)	(320,643)	46,940

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease	(44)	(45)	—
Net proceeds from issuance of long-term debt	—	349,632	—
Excess tax benefit on equity-based compensation plans	1,264	17,805	—
Treasury stock purchases	(1,048)	(37,002)	(78,690)
Reissuances of treasury stock	5,990	5,519	5,137
Proceeds from issuance of common stock	1,739	43,698	12,174

Net cash provided by/(used for) financing activities	7,901	379,607	(61,379)

Effect of exchange rate changes on cash	(152)	1,740	(374)
Net increase in cash and cash equivalents	120,533	152,970	32,568
Cash and cash equivalents at beginning of period	910,815	757,845	482,250

Cash and cash equivalents at end of period	$1,031,348	$910,815	$514,818

Lam Announces Earnings for the September 2006 Quarter	Page 7 of 7

Reconciliation of U.S. GAAP Net Income to Ongoing Net Income
(in thousands, except per share data and percentages)

	Three Months Ended
	September 24,	June 25,
	2006	2006
U.S. GAAP net income	$183,518	$122,149
Tax expense on repatriation of foreign earnings	—	16,810
Net tax benefit on successful resolution of certain foreign tax matters	(9,959)	—
Pre-tax legal judgment — other income, net	(15,834)	—
Tax expense on legal judgment	6,128	—

Ongoing net income	$163,853	$138,959

Ongoing net income per diluted share	$1.13	$0.96

Number of shares used for diluted per share calculation	144,850	144,683
U.S. GAAP income tax rate	18.5%	27.6%
Ongoing income tax rate	21.7%	17.7%